LOCKUP AGREEMENT

Prime Resource, Inc.

61 Broadway, Suite 1905

New York, New York 10006

Attention: Mary Ellen Kramer, President

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of January __, 2007, (the “Merger Agreement”) by and among BROADBAND MARITIME INC., a Delaware corporation (the “Company”), PRIME RESOURCE, INC., a Utah corporation (“Parent”) and PRIME ACQUISITION, INC., a Utah corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

It is anticipated that following the consummation of the merger transaction contemplated by the Merger Agreement, Parent will file a Registration Statement on Form SB-2 (as the same may be hereafter prepared and amended, the “Registration Statement”) pursuant to which shares of the Parent’s unregistered common stock, no par value per share, (the “Common Stock”) issued as Merger Consideration pursuant to the Merger Agreement will be registered under the Securities Act of 1933, as amended (the “Act”) (the “Registration”).  The undersigned holds shares of Common Stock.

As an inducement to the Parent and the Merger Sub and each of the Parent Indemnifying Parties to enter into the Agreement, the undersigned hereby agrees that, without the prior written consent of the Messrs. Andrew Limpert, Terry Deru and Scott Deru, the undersigned will not, directly or indirectly, sell, offer to sell, contract to sell, pledge, grant any option for sale or purchase of, agree to sell or otherwise dispose of (collectively, “Disposition”) any Common Stock listed on Exhibit A hereto which, as of the date of this Lockup Agreement, the undersigned owns either of record or beneficially, and over which the undersigned has the power to control the disposition, on any public, secondary market for a period of 180 days from the effective date of a registration statement on Form SB-2 filed with the Securities and Exchange PersonNameCommission registering such shares of Common Stock (the “Lockup Period”).

The foregoing agreement shall not apply to (i) bona fide gifts of securities or (ii) transfers of securities to “affiliates” of the transferor if the transfers do not involve a public distribution or public offering; provided, that the recipient of any gift described in clause (i) or the transferee of any transfer in clause (ii) agrees in writing as a condition precedent to such transfer to be bound by the terms hereof.  The term “affiliate” shall have the meaning given such term in Rule 144(a) under the Act.  The transferor shall notify the Company in writing prior to any transfer permitted hereunder, and there shall be no further transfer of Common Stock or securities convertible into or exercisable for Common Stock except in accordance with this Lockup Agreement.

In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lockup Agreement.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

This Lockup Agreement shall automatically terminate and become null and void upon the earliest to occur, if any, of (a) the Board of Directors of the Company determining that it does not intend to proceed with the Registration, (b) February 15, 2008, if the Form SB-2 is not filed by that date.

Very truly yours,

, 2007

(Signature)

(Print Name)

_____________________________

(Print Title, if applicable)